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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):             July 27, 1999
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                          THE STANDARD PRODUCTS COMPANY
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               (Exact name of registrant as specified in charter)

           Ohio                           1-2917                     34-0549970
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(State or other jurisdiction            (Commission                (IRS Employer
     of incorporation)                  File Number)         Identification No.)

      2401 South Gulley Road, Dearborn, Michigan                      48124
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       (Address of principal executive offices)                     (Zip Code)

Registrant's telephone number, including area code:        (313) 561-1100
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                                 Not applicable
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         (Former name or former address, if changed since last report)




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ITEM 5.    OTHER EVENTS.

     On July 27, 1999 The Standard Products Company ("Standard") and Cooper Tire & Rubber Company ("Cooper") entered into an Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, if the mean between the high and low sale price per share of share of Cooper common stock
("Cooper Shares") on the New York Stock Exchange on the closing date of the transaction is equal to or greater than $18.00, Standard will merge into Cooper in a transaction (the "Stock Election Merger") in which each of the issued and outstanding common shares of Standard ("Standard Shares") will be converted into the right to receive $36.50 in cash, Cooper Shares or a combination thereof. The exchange ratio of Cooper Shares per Standard Share will be determined based upon the average closing price of Cooper Shares for the 20 trading days ending 5 trading days prior to the closing date of the transaction (that average price, the "Average Closing Price"). If that Average Closing Price is between $20.00 and $24.80 per Cooper Share, the exchange ratio will be determined by dividing $36.50 by the Average Closing Price. The exchange ratio is subject to a collar arrangement, so that the exchange ratio will not fall below 1.472 Cooper Shares per Standard Share, even if the Average Closing Price is less than $20.00 per Cooper Share, and the exchange ratio will not rise above 1.825 Cooper Shares per Standard Share, even if the Average Closing Price is greater than $24.80 per Cooper Share. Holders of Standard Shares will be offered the opportunity to elect to receive cash, Cooper Shares or a combination thereof, subject to the requirement that the holders of approximately 45% of the Standard Shares will be exchanged for Cooper Shares and approximately 55% of the Standard Shares will be converted into cash. Accordingly, if shareholders representing 55% or more of all Standard Shares elect to receive cash, they will receive a portion of their consideration in Cooper Shares. If shareholders representing more than 45% of the Standard Shares elect to receive Cooper Shares, some will be required to accept some or all of their consideration in cash. The Merger Agreement contains certain allocation formulas to insure that this 45% stock/55% cash ratio is met. Standard shareholders will have until at least the third day after the Average Closing Price is determined to make their elections. The Stock Election Merger is intended to constitute a reorganization pursuant to Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended. If the mean between the high and low sale price per Cooper Share on the New York Stock Exchange on the closing date of the transaction is less than $18.00, then a wholly owned subsidiary of Cooper will merge into Standard in a transaction (the "Alternative Merger") in which each issued and outstanding Standard Share will be converted into the right to receive $36.50 in cash.

     Consummation of the transactions contemplated by the Merger Agreement, including either the Stock Election Merger or the Alternative Merger, is subject to certain conditions, including the approval of Standard's shareholders and the receipt of all required regulatory approvals.

     As a condition to the execution of the Merger Agreement, James
S. Reid, Jr., the Chairman of the Board of Directors of Standard, and John D. Drinko, a director of Standard, executed separate voting agreements (collectively, the "Voting Agreements") pursuant to which they agreed to vote or obtain the vote of an aggregate of 1,468,994 Standard Shares (approximately 9.1% of the issued and outstanding Standard Shares) in favor of the transactions contemplated by the Merger Agreement and against any competing transaction.




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    Immediately prior to the execution of the Merger Agreement, Standard and National City Bank ("NCB") entered into an amendment (the "Rights Agreement Amendment") to the Shareholder Rights Agreement (the "Rights Agreement") dated as of January 26, 1999 between Standard and NCB. The Rights Agreement Amendment rendered the rights issued under the Rights Agreement inapplicable to the Voting Agreements, the Merger Agreement and the transactions contemplated thereby.

    Copies of a press release issued by Standard announcing the transaction and the Rights Agreement Amendment are attached hereto as exhibits and are incorporated herein by reference.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

                  (c)   Exhibits

                        4a       First Amendment to Rights Agreement

                        99a      Press Release dated as of July 27, 1999






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                                   SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                THE STANDARD PRODUCTS COMPANY


Date: August 2, 1999            By: /s/ Ronald L. Roudebush
                                Name:    Ronald L. Roudebush
                                Title:   Vice Chairman of the Board of Directors
                                         and Chief Executive Officer